SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 7, 2004

DUNE ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-27897	95-4737507
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1330 Post Oak Blvd., Suite 1600, Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 963-4635

(Former name or former address, if changed since last report)

Item 5. Other Events.

     On April 7, 2004, Dune Energy, Inc. (the “Company”) and its 85% owned subsidiary, Vaquero Partners LLC (“Vaquero”) entered into a Participation Letter Agreement with Itera International Energy Corporation (“Itera”). A copy of the Participation Letter Agreement is attached hereto as Exhibit 1 and is incorporated by reference herein.

     Pursuant to the terms of the Participation Letter Agreement, Itera has committed the sum of $1,000,000 to Vaquero, for the purpose of paying 100% of the costs of drilling an initial test well (“Initial Well”) on certain property leased by Vaquero from the Welder family in Victoria County, Texas, under that certain Oil and Gas Lease Option Agreement dated effective August 21, 2003 and amended on February 5, 2004 (the “Welder Lease”). It is expected that such Initial Well will be drilled to a depth of approximately 9,000 feet. To date, Itera has delivered $730,000 to Vaquero, $580,000 of which will be utilized for drilling costs on the Initial Well and $150,000 of which is a prospect fee to the Company. At such time as Vaquero and Itera agree that it is necessary to release additional funds in order to complete the Initial Well, Itera will deliver up to an additional $270,000 to Vaquero.

     Prior to commencing drilling operations on the Initial Well and pursuant to the terms of a Second Amendment to the Welder Lease, dated April 8, 2004, Vaquero leased an additional 250 acres from the Welder family for cash consideration of $25,000. $16,000 of such consideration was paid by Itera and $9,000 was paid by Vaquero. A copy of the Second Amendment to the Welder Lease is attached hereto as Exhibit 2 and is incorporated by reference herein.

     Upon the commencement of sales of oil and/or gas from the Initial Well, Itera will receive a 75% working interest in the Initial Well and Vaquero will receive a 25% working interest in the Initial Well. After giving effect to a leasehold royalty burden of 30%, Itera’s net revenue interest in the Initial Well shall be 52.5% and Vaquero’s net revenue interest shall be 17.5%. The Company receives 85% of Vaquero’s net revenue interest.

     Upon successful completion of the Initial Well, the “Primary Term” under the Welder Lease will be extended through November 21, 2004, with the opportunity to earn further extensions for additional periods of time as provided under the Welder Lease. However, there can be no assurances that the Initial Well will be successful.

Item 7. Exhibits.

Exhibit No.	Description

99.1	Participation Letter Agreement dated April 7, 2004 between the Company, Vaquero and Itera

99.2	Second Amendment to Oil and Gas Lease Option Agreement dated April 8, 2004

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DUNE ENERGY, INC.

DATE: April 20, 2004	By:	/s/ Alan Gaines

Alan Gaines Chairman and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Participation Letter Agreement dated April 7, 2004 between the Company, Vaquero and Itera

99.2	Second Amendment to Oil and Gas Lease Option Agreement dated April 8, 2004